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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(g) of The Securities Exchange Act of 1934

ADM ENDEAVORS, INC

(Exact name of registrant as specified in its charter)

Nevada	45-0459323
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2021 N 3rd St., Bismarck, ND	58501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	701-226-9058

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common	OTCQB -OTC PINK

Securities to be registered pursuant to Section 12(g) of the Act:

Common

(Title of class)

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-Accelerated Filer	[ ]	Smaller Reporting Company	[X]
		Emerging Growth Company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

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FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have begun to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

Our Internet website address is http://admendeavors.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference. We have made available on our website electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Business.

The Company

We began operations in 1988, under the ownership and control of Ardell Mees, who provided installation services to grocery decor design companies. On January 4, 2001, we incorporated in North Dakota as ADM Enterprises, Inc. On May 9, 2006, the Company changed both its name to ADM Endeavors, Inc. (“ADM Endeavors,” or the “Company,” “we,” “us,” or “our”) and its domicile to the state of Nevada. On July 1, 2008, the Company acquired all of the assets of ADM Enterprises, LLC (“ADM Enterprises”), a sole proprietorship owned by Ardell and Tammera Mees, in exchange for 10,000,000 newly issued shares of our common stock. As a result, ADM Enterprises became a wholly-owned subsidiary of Company.

On April 19, 2018, the Company acquired Just Right Products, Inc. (“Just Right Products”), a Texas corporation. The acquisition of 100% of Just Right Products from its sole shareholder was through a stock exchange whereas the ADM Endeavors, Inc. issued 2,000,000 shares of restricted Series A preferred stock. Each share of the Series A preferred stock is convertible into ten shares of common stock and each share has 100 votes on a fully diluted basis. The Preferred Shares represents 61% of voting shares, thus there is a change of voting control and the transaction will be accounted for as a reverse acquisition. As a result of the transaction, Just Right Products became a wholly-owned subsidiary of the Company. Even though the Company was incorporated on January 4, 2001, it had no operations until the share exchange agreement with ADM Enterprises on July 1, 2008. All business operations are those of the Company’s wholly-owned subsidiaries, Just Right Products and ADM Enterprises from April 2018.

In May 2013, the Company amended its Articles of Incorporation to provide for an increase in its authorized share capital. The authorized common stock increased to 800,000,000 shares at a par value of $0.001 per share and preferred stock increased to 80,000,000 shares at a par value of $0.001 per share.

Current Business Operations

Just Right Products, Inc.

Since 2010, Just Right Products, Inc. has operated a diverse vertical integrated business, which consists of a retail sales division, screen print promotions, embroidery production, digital production, import wholesale sourcing, and uniforms.

The Retail Sales Division focuses on any product with a logo. It sells a very wide range of products from business cards to coffee cups. Its motto is “We sell anything with a logo.” Just Right Products’ salespeople excel at sales because they are selling the items people like to buy. Our sales consist of sales made by in-house hourly employees and commissioned-based employees. In house accounts are more profitable for Just Right Products than commissioned sales. Based on profitability reasons, Just Right Products has focus resources on SEO (Search Engine Optimization) and Website to develop more in-house customers.

The Screen Printing Department utilizes its 5 screen printing machines to print garments. The department can produce over 8,000 units per day. There are two types of orders, as follows: 1) Retail – where printing is done on purchased products, and 2) Contract printing – performed on wholesale customer provided products. Retail sales printing is more profitable whereas contract printing is less profitable but is beneficial at maximizing production space. Just Right Products is currently operating at 40% of capacity with its current equipment therefore, growth without additional equipment is feasible.

The Embroidery equipment has 51 heads of embroidery capacity. It is the same type of production as screen printing, as stated above, in regards to retail and contract embroidery. The Embroidery Department is operating at 30% of capacity with its current equipment therefore, growth without additional equipment is feasible.

The Digital Department also operates in the same manner as screen printing and embroidery and is operating at 50% of capacity based on its current equipment with significant growth potential.

All production departments have more equipment exceeding the workload of the employees’ potential. This gives Just Right Products the ability for expansion in revenue with the hiring of additional employees, and/or having the luxury of having backup equipment eliminating down time and the ability large jobs with the help of part-time employees. The additional equipment is also part of an expansion plan.

The Import Department sources products for retail and wholesale customers. Just Right Products has employees fluent in Chinese thereby affording the Company to significant opportunities to deal directly with factories in China. The Company, through its situation, has China-based sub-contractors, on an as needed basis, for factory inspections and quality control. The Import Division has great potential based on in-house production.

The Uniform Division sells uniforms to businesses and schools. Its’ advantages over its competition is in-house production and international sourcing.

Just Right Products has a franchise agreement effective February 19, 2014 expiring in February 2024, with a right to renew for an additional 5 years to operate stores and websites in the Company’s exclusive territory. The Company is obligated to pay 5% of gross revenue for use of systems and manuals.

TBNR, LLC, a primary customer of Just Right Products, accounted for more than 15% of our revenue for the year ended December 31, 2018.

Just Right Products is seeking additional financing to expand to other regional cities accordingly.

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ADM Enterprises

We provide customized construction and installation of grocery store decor for both new and renovated grocery stores. Our service and expertise include the installation of grocery checkout stands, grid ceilings, cart-stops, shelving, customer service counter, office cabinetry and other grocery store equipment and fixtures. Our clients primarily consist of design companies, most of whom are subsidiaries of major retail grocery chains, or are affiliated with Associated Wholesale Grocers, the nation’s second largest retailer-owned grocery wholesaler. We believe that our success is the result of both our quality installation of grocery equipment and fixtures, and high level of personal service that we provide to our customers. We receive bid requests from all regions of the United States. Therefore, we are seeking to expand our operations to service additional geographic areas.

The majority of our contracts have been in the Midwestern United States including North Dakota, Kansas, Minnesota, Missouri, Oklahoma and Texas. Over the past 25 years, ADM Endeavors has completed projects in 25 states, including North Dakota, South Dakota, Minnesota, Montana, Nebraska, Wyoming, Kansas, Colorado, Oklahoma, Illinois, Idaho, Indiana, Iowa, Arkansas, Missouri, Texas, Tennessee, Kentucky, Michigan, Ohio, Pennsylvania, California, Nevada, and Florida.

The main focus of our expansion plan includes primarily the Midwestern United States including the states of North Dakota, South Dakota, Minnesota, Iowa, Wisconsin, Wyoming, Nebraska, and Kansas, as well as some southern states such as Texas, Oklahoma, Mississippi.

To effectuate our business plan during the next twelve months, we must increase our current customer base, as well as acquire additional employees and equipment so that we may accommodate our expanded customer base. We anticipate that we will establish an online presence to increase our market visibility and corporate recognition. We believe we can establish our industry presence and stimulate interest by constructing a trade show booth to market our services when we attend annual grocer tradeshows and conventions.

Use of Grocery Decor Installation Services in the Construction and Remodeling Industry has grown tremendously in recent years. The retail grocery industry is highly competitive and requires constant innovations to attract and retain customers. Accordingly, neighborhood markets battle for patrons by catering to customers’ desires for a modern, clean, and convenient shopping experience. Grocery stores, therefore, typically renovate every five to six years to maintain a new image.

In the past, store workers, painters or carpenters installed decor items. However, as the designs and materials became increasingly elaborate, the need for specialized and experienced installers grew. The installation process requires that an installer have special knowledge of various aspects of construction, including framing, finishing, and remodeling. Additionally, knowledge of standards for product usage, hanging methods and quality control are extremely helpful. As a result of the frequency of store renovations, coupled with the complexity of the items being installed secures the demand for custom installation services.

ADM Enterprises is seeking additional financing in order to facilitate its planned growth and execute its business plan as stated in this filing and prior filings.

The Company reports its businesses under the following SIC Codes:

SIC CODE	Description
1799	Special Trade Contractors, Not Elsewhere Classified
7319	Advertising - Promotional

Competition

Just Right Products, Inc.

In the past five years the United States promotional products industry expanded greatly. With annual revenues of over $23 billion and growth of over 3% per year, the industry employs over 250,000 people in over 26,000 businesses. Similar to other advertising industries over the period, the growing economy fostered healthy consumer spending, so businesses respond by increasing expenditures on advertisements to capture the attention of shoppers and downstream clients. In addition, an increase in the total number of US businesses added to the industry’s potential pool of clientele, as new companies often use promotional products to endorse their business, product or service. Over the next five years, continued growth in corporate profit and total advertising expenditure will boost industry demand, compelling companies to spend more on promotional products

Every single consumer for every single product is a potential recipient of branded promotional products. Countless thousands of promotional products have a far greater reaching impact than most people might think, considering the following facts: (source; PPIA)

●	83% of customers say they enjoy receiving a promotional product with an advertising message;
●	After receiving a promotional product, 85% of customers say they do business with the company;
●	58% of customers keep a promotional product for up to four years;

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●	89% of customers can recall the advertiser on a promotional product they received in the past two years; and
●	A promotional product increases the effectiveness of other media by 44%.

ADM Enterprises, Inc.

We believe that the installation business competes on price, reputation for quality, timeliness, familiarity with retail construction, the availability of aggregate materials and financial strength. We believe that we compete favorably on the basis of the foregoing factors. The market for construction services, particularly services to national retail chains, is highly competitive. Several of our competitors are larger, better known and have substantially greater marketing, financial, personnel and other resources, including established reputations and working relationships, than we do. We cannot guaranty that our services will continue to be competitive in the market place. Our primary competitor in our respective market area of the Midwest is PFI, Inc., based in Denver, Colorado.

ADM’s chief competitors are located primarily in larger cities. The following identifies those with whom ADM competes on a regular basis and their applicable market share:

Competitor	Location	Market Share
PFP	Kansas City, MO	20%
A.N. Decor	Minneapolis, MN	20%
PFI, Inc.	Denver, CO	60%
Twin Store Fixtures	Chicago, Ill	40%
Jamison Sign Co.	Spokane, WA	30%

These particular locations are representative of the markets in which ADM already does a small percentage of business. Because of past success in these markets, it is ADM’s belief that establishing a full-time presence will build revenues very quickly.

ADM’s reputation in the industry will be the basis for expanding into these new markets. Word of mouth and designer referrals has led to the company’s success up to the present time. Consequently, ADM staff will contact any and all designers in these designated markets to obtain referrals and will send introductory letters upon entering the market.

Some of the targeted markets for expansion currently are showing enough demand for services that the full-time presence is already justified, and those locations would grow even more quickly. Those select locations are scheduled first for expansion.

Compliance with Government Regulation

We believe that we are and will continue to be in compliance in all material respects with applicable statutes and the regulations passed in the United States. There are no current orders or directions relating to our company with respect to the foregoing laws and regulations.

Environmental Regulations

We do not believe that we are or will become subject to any environmental laws or regulations of the United States. While our products and business activities do not currently violate any laws, any regulatory changes that impose additional restrictions or requirements on us or on our products or potential customers could adversely affect us by increasing our operating costs or decreasing demand for our products or services, which could have a material adverse effect on our results of operations.

Bankruptcy or Similar Proceedings

There has been no bankruptcy, receivership or similar proceeding pertaining to the Company.

Reorganizations, Purchase or Sale of Assets

There have been no material reclassifications, mergers, consolidations, purchases or sales of a significant amount of assets not done in the ordinary course of business pertaining to the Company.

Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

The Company claims no ownership of any patent or trademark, nor is it bound by any outstanding royalty agreements related thereto.

Employees

Just Right Products, Inc. has 28 full time employees and 4 part time employees. ADM Enterprises, LLC has 1 full time employee and 1 part time employee. The Company has employment agreements with its chief executive officer / chief financial officer and its chief operating officer. On April 19, 2018, the Company executed two-year employment agreements, respectively, with Ardell D. Mees, the Company’s Chief Executive Officer and Chief Financial Officer, and Marc Johnson, the Company’s Chief Operating Officer. As compensation for services, Mr. Mees and Mr. Johnson are to receive annual base salaries of $60,000 each.

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Company Information

The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Item1A.	Risk Factors.

As a smaller reporting company, we are not required to provide the information required by this item.

Financial Information.

Forward Looking Statements

This Form 10 contains forward-looking statements within the meaning of Rule 175 of the Securities Act of 1933, as amended, and Rule 3b-6 of the Securities Act of 1934, as amended, that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as “anticipate,” “expects,” “intends,” “plans,” “believes,” “seeks” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Form 10. Investors should carefully consider all of such risks before making an investment decision with respect to the Company’s stock. The following discussion and analysis should be read in conjunction with our financial statements and summary of selected financial data for ADM Endeavors, Inc. Such discussion represents only the best present assessment from our Management.

Current and Planned Operations

ADM Enterprises, Inc.

Currently, ADM Enterprises, Inc. has to travel to and from its only office in North Dakota to the mid-west to bid and compete for sales. The Company hopes to expand operations by opening a satellite office in the mid-western region whereby it could aggressively bid on projects easier and more efficiently. The Company also plans to mitigate the uncertainty of the U.S. economy by increasing its customer base to include mid-sized grocery chains as well.

The large national supermarket chains usually remodel their stores every four to six years. The Company has noticed that national chains will more typically begin remodeling projects in the second half of the year, with completion before the holiday season. The majority of the Company’s revenues are derived from grocery store décor design companies. The duration of the contracts awarded can range anywhere from one week to one month, depending on how large the store is. It normally takes 21 to 30 days upon completion of projects to be paid in full.

Expanding the Company’s market reach and physical presence is the key to its continued growth. Because current ADM staff is limited by geographic considerations when bidding for jobs, it is necessary to provide more staff in more regions. Below is a list of planned district offices for the Company and the geographical areas they will serve. Through the Company’s efforts to go public and enter the equities markets, the Company is seeking to secure additional funds from outside investors to execute its planned expanded operations in the near future. The Company has not entered into any agreements, verbal or written, with regards to securing additional funding necessary to finance planned future operations. Moreover, there are no agreements in place with any officer of the Company nor with outside entities to fund the Company if it were to have a shortfall in capital. It is estimated that each of the Company’s five targeted expansion areas will require approximately $200,000 each in startup capital for a total of $1,000,000 over a two-year rollout period.

Bismarck, North Dakota will continue to remain the headquarters for the Company. Because approximately 80% of the Company’s current clients come from the Kansas City area, this is the first area targeted for expansion.

District Location	Geographic Area	Target Date
Kansas City, MO	Missouri, Kansas, Oklahoma, Arkansas	September 1, 2019
Minneapolis, MN	Minnesota, Iowa, Wisconsin, Northern Illinois, and the UP of Michigan	March 1, 2020
Denver, CO	Colorado, Wyoming, Western Nebraska, and Western Kansas	September 1, 2020
Chicago, IL	Illinois, Indiana, Michigan, and Eastern Wisconsin	March 1, 2021
Spokane, WA	Washington, California, Idaho, and Montana	September 1, 2021

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The Company believes this expansion will result in large revenue gains over the next three years. As each new location becomes self-sufficient, revenues will grow proportionately. In order to ensure each location is self-sufficient as quickly as possible, the Company will implement an expansion plan company wide, including the following practices:

●	A full technological update, which will include the installation of a computer network with its main server located in Bismarck, North Dakota. Each outlying location will have a computer station so as to centralize each location. The headquarters will continue to be responsible for all accounting, billing, tracking, administrative, and management activities. Each location will simply provide data inputs of current activity to keep data current at all times.

Just Right Products, Inc.

Since 2010 Just Right Products, Inc’s annual revenues have been growing at approximately 20% per year, we anticipate this continued growth rate as all production departments currently have more equipment which currently exceeds the workload potential of the employees. This gives Just Right Products the ability for expansion in revenue with the hiring of additional employees, and/or having the luxury of having backup equipment eliminating down time and the ability to perform large jobs with the help of part-time employees. The additional equipment is also part of a long-term expansion plan for the Company.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2018 TO THE YEAR ENDED DECEMBER 31, 2017

Results of Operations

Revenue

For the year ended December 31, 2018, the Company had revenues of $3,617,771 compared to $3,240,005 for the same period in 2017. The increase in revenue of $377,766, or 11.66%, is primarily due to marketing programs with area schools. The revenue associated with Just Right Products and ADM Enterprises for 2018 were $3,558,483 (98.4%) and $59,288 (1.6%), respectively.

Cost of Revenues

The cost of revenues for the year ended December 31, 2018 was $2,165,917 compared to $2,117,485 for the same period in 2017. Cost of revenues for 2018 was 60% of revenue compared to 65% of revenue for 2017. The primary cause of the decrease as a percentage of revenue was due to increased efficiencies from the purchased of manufacturing equipment in 2018 and 2017.

General and Administrative Expenses

The general and administrative expenses were $1,486,029 for the year ended December 31, 2018 compared to $754,181 for the same period in 2017. The increase in 2018 in general and administrative expenses was primarily due to increased professional fees in connection with the reverse acquisition for the year ended 2018 of approximately $108,000. The Company also accrued approximately $131,000 for stock-based compensation for the year ended 2018. The common shares have not been issued as of the date of the filing. Payroll expenses increased approximately $92,000 to approximately $844,000 from approximately $752,000 for the years ended December 31, 2018 and 2017, respectively. General office, including computer expenses, increased approximately $90,000. Officers’ compensation increased by approximately $85,000.

Net Loss

The net loss for the year ended December 31, 2018 was $353,037 compared to net income $152,661 for the same period in 2017.

Liquidity and Capital Resources

General

At December 31, 2018, we had cash of $31,199. We have historically met our cash needs through a combination of cash flows from operating activities and proceeds from loans, credit cards and financing by our officers and directors. Our cash requirements are generally for selling, general and administrative activities. We believe that our cash balance is not sufficient to finance expansion, capital improvements and repayment of non-operating liabilities including officer compensation through the next 12 months. To meet our expansion and capital improvements requirements and satisfy liabilities, we believe we need an additional $1,000,000 for the next 12 months. Our operating activities provided cash of $110,441 for the year ended December 31, 2018, and we had $29,695 of cash provided by operations during the same period in 2017.

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Cash used in investing activities during the year ended December 31, 2018, was $131,159 compared to $15,330 during the same period in 2017.

Cash generated in our financing activities was $6,328 for the year ended December 31, 2018, compared to cash used of $50,450 during the comparable period in 2017.

As of December 31, 2018, current liabilities exceeded current assets by $622,302. Current assets increased from $354,672 at December 31, 2017 to $380,657 at December 31, 2018, whereas current liabilities increased from $284,194 at December 31, 2017 to $1,002,959 at December 31, 2018. The increase in current liabilities is due to the following: derivative liability of $197,572 and $-, accrued expenses for compensation of $216,250 and $-, convertible debt $89,544 and $-, and credit card payables from $197,153 and $86,892 as of December 31, 2018 and 2017, respectively.

	For the years ended
	December 31,
	2018	2017

Cash provided by operating activities	$110,441	$29,695
Cash used in investing activities	(131,159)	(15,330)
Cash provided by (used in) financing activities	6,328	(50,450)

Net changes to cash	$(14,390)	$(36,085)

Going Concern

The Company has a net loss for the year ended December 31, 2018 of $353,037 and a working capital deficit as of December 31, 2018 of $622,302 and has cash provided by operations of $110,441 for the year ended December 31, 2018. Without further funding, these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern and the realization of assets and satisfaction of liabilities in the normal course of business. The ability of the Company to continue its operations is dependent on the execution of management’s plans, which include the raising of capital through the debt and/or equity markets, until such time that funds provided by operations are sufficient to fund working capital requirements. If the Company were not to continue as a going concern, it would likely not be able to realize its assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the consolidated financial statements.

There can be no assurances that the Company will be successful in generating additional cash from the equity/debt markets or other sources to be used for operations. The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary. Based on the Company’s current resources, the Company will not be able to continue to operate without additional immediate funding. Should the Company not be successful in obtaining the necessary financing to fund its operations, the Company would need to curtail certain or all operational activities and/or contemplate the sale of its assets, if necessary.

Off Balance Sheet Arrangements

The Company currently has no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include management’s assessments of the carrying value of certain assets, useful lives of assets, and related depreciation and amortization methods applied.

Derivative Instruments

The conversion features embedded in the convertible notes were evaluated to determine if such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative. In the convertible notes with variable conversion terms, the conversion feature was accounted for as a derivative liability. The derivatives associated with the term convertible notes wert recognized as a discount to the debt instrument and the discount is amortized over the expected life of the notes with any excess of the derivative value over the note payable value recognized as additional interest expense at the issuance date.

The derivative liability was calculated using the Black-Scholes method over the expected terms of the convertible debt, with a risk-free rate of 2.45% and volatility of 100% as of December 31, 2018.

The note is convertible into common stock at a price of 35% of the lowest three trading prices during the ten days prior to conversion.

The convertible note originally matured in March 2019 and was extended to March 2020. The note had fees of approximately $53,000 which were amortized through March 2019 resulting in an effective interest rate of approximately 50%.

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Fair Value of Financial Instruments and Fair Value Measurements

The Company measures their financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash, accounts payable, accrued expenses escrow liability and short-term loans the carrying amounts approximate fair value due to their short maturities.

We have adopted accounting guidance for financial and non-financial assets and liabilities. The adoption did not have a material impact on our results of operations, financial position or liquidity. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, and issued subsequent amendments to the initial guidance in August 2015, March 2016, April 2016, May 2016, and December 2016 within ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, respectively. The core principle of this new revenue recognition guidance is that a company will recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new guidance defines a five-step process to achieve this core principle. The new guidance also requires more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance provides for two transition methods, a full retrospective approach and a modified retrospective approach.

On January 1, 2018, the Company adopted ASC Topic 606 using the modified retrospective method with no impact to the opening retained earnings and determined there were no changes required to its reported revenues as a result of the adoption. An analysis of contracts with customers under the new revenue recognition standard was consistent with the Company’s current revenue recognition model, whereby revenue is recognized primarily on the date products are shipped to the customer. The Company has enhanced its disclosures of revenue to comply with the new guidance.

Results for reporting periods beginning after January 1, 2018 are presented under ASC Topic 606, while prior period amounts were not adjusted and continue to be reported in accordance with ASC Topic 605, “Revenue Recognition.”

We recognize revenue for merchandise sales, net of expected returns and sales tax, at the time of in-store purchase or delivery of the product to our guest. When merchandise is shipped to our guests, we estimate receipt based on historical experience. Revenue is deferred and a liability is established for sales returns based on historical return rates and sales for the return period. We recognize an asset and corresponding adjustment to cost of sales for our right to recover returned merchandise. At each financial reporting date, we assess our estimates of expected returns, refund liabilities and return assets. For merchandise sold in our stores and online, tender is accepted at the point of sale. When we receive payment before the guest has taken possession of the merchandise, the amount received is recorded as deferred revenue until the transaction is complete. Our performance obligations for unfulfilled merchandise orders are typically satisfied within one week. Shipping and handling fees charged to guests relate to fulfillment activities and are included in net sales with the corresponding costs recorded in cost of sales.

We provide consulting services which were minimal for the years ended December 31, 2018 and 2017, respectively.

Stock-Based Compensation

The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. The Company accounts for non-employee share-based awards in accordance with ASC Topic 505-50. The value of the portion of an award that is ultimately expected to vest is recognized as an expense over the requisite service periods using the straight-line attribution method. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model.

10

Recently Issued Accounting Pronouncements

We have decided to take advantage of the exemptions provided to emerging growth companies under the JOBS Act and as a result our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, delay compliance with new or revised accounting standards that have different effective dates for public and private companies until they are made applicable to private companies.

Company management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Item 3.	Properties.

Description of Property

The Company currently maintains its corporate office at 2021 N. 3rd St., Bismarck, North Dakota 58501. Our telephone number is (701) 226-9058. At this location, Ardell D. Mees provides two office spaces for the exclusive use of the Company. No monthly fee is being charged to the Company, as management believes such cost is nominal and so does not recognize any rent expense in the financial statements. The Company rents a storage unit for exclusive use of the Company in Mandan, North Dakota for a total cost of $1,560 per year. Just Right Products, Inc. address is 5941 Posey Lane, Haltom City, Texas 76117. The Just Right Products, Inc.’s operations has approximately 17,000 square feet in area and is leased at a cost of approximately $6,500 per month. The lease is with a company owned by an officer and director of the Company.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

As of December 31, 2018, we had 128,020,000 shares of common stock issued and outstanding. The following table sets forth information known to us as of December 31, 2018 relating to the beneficial ownership of shares of our common stock by:

●	each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

●	each director;

●	each named executive officer; and

●	all named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 2021 N 3rd St., Bismarck, ND 58501. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this Annual Report by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group. Except as otherwise indicated, the address of each of the stockholders listed below is: 2021 N. 3rd Street, Bismarck, North Dakota 58501.

Title of Class	Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (2)
Common Stock	Ardell Mees (3)	65,000,000	50.3%

Common Stock	Marc Johnson (3)	-	0.0%

Common Stock	Andreana McKelvey (4)	-	0.0%

Common Stock	All directors and named executive officers as a group (3 persons)	65,000,000	50.3%

Preferred Stock	Ardell Mees (3)	-	0.0%

Preferred Stock	Marc Johnson (3)	2,000,000	100.0%

Preferred Stock	Andreana McKelvey (4)	-	0.0%

Preferred Stock	All directors and named executive officers as a group (2 persons)	2,000,000	100.0%

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(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power to the shares of the Company’s common stock.

(2)	As of December 31, 2018, a total of 128,020,000 shares of the Company’s common stock and 2,000,000 shares of the Company’s preferred stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner listed, any options exercisable within 60 days have been also included for purposes of calculating their percent of class.

(3)	Officer and director.

(4)	Director.

Changes in Control

Our management is not aware of any arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

Item 5.	Directors and Executive Officers.

The following table sets forth the names and ages of our current directors and executive officers. Also, the principal offices and positions with us held by each person and the date such person became our director, executive officer. Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. As of December 31, 2018, there are no family relationships among our directors, executive officers, director nominees. Prior to April 17, 2018, Ardell Mees and Tammera Mees, which are married, served as officers and directors.

Name	Age	Position
Ardell Mees	63	Chief Executive Officer, Chief Financial Officer and Director
Marc Johnson	50	Chief Operating Officer and Director
Andreana McKelvey	35	Director

Ardell D. Mees, CEO, CFO and Director. Mr. Mees has been our Chief Executive Officer, Chief Financial Officer, Treasurer and Director since our inception. Mr. Mees originally founded our Company’s original predecessor, ADM Enterprises, a sole proprietorship, in 1988. At all times, in the 25-year history of this company, Mr. Mees has maintained and has been responsible for all of the day-to-day operations of the Company. In 2006, the Company redomiciled to the State of Nevada and changed our name to ADM Endeavors, Inc. Mr. Mees has specialized training as a decor installation contractor. He acts as Chief Installer on a majority of our installation projects. He is responsible for securing and maintaining relationships with our contracted grocers, design firms and remodelers. Mr. Mees maintains the upkeep of the installation equipment and vehicles. Additionally, Mr. Mees is responsible for transporting the company vehicles and utility trailers, with tools and parts, to and from job sites across the United States. He also maintains the Company vehicles, customer accounts, and handles all public relations with clients. In addition, Mr. Mees coordinates and oversees all onsite installations, and is responsible for the costing and bidding process. The attributes and experience Mr. Mees possesses makes him a valuable Director of the Company.

Marc Johnson, COO and Director. Mr. Johnson earned a Business Administration Degree from Texas Christian University (TCU) in 1993. Mr. Johnson has been in the promotional products industry for over 35 years and started his first business in high school. Upon graduation from TCU, Mr. Johnson sold his first business to pursue a full-time career in the promotional products industry. Mr. Johnson excelled in sales and built his customer annual sales to over $1 million in his first three years. Mr. Johnson’s talents were noticed by a customer who convinced him to leave and start a new promotional products company with his customers’ financial backing. In 2010, Mr. Johnson bought out his financial backer and started Just Right Products, Inc. Mr. Johnson has been able to hire key people and attract a solid customer base. Sales in Mr. Johnson’s company have increased by 10 to 30 percent each year.

12

Andreana McKelvey, Director. Ms. McKelvey has an Associate in Arts Degree from Skagit Valley Community College in 2013. Ms. McKelvey currently works for Island County, Washington, where she provides support to facilitate the timely, efficient, and thorough review of building proposals, and ensured that development complied with the International Building Code and Island County Code. Being very detail oriented, with several years of office management experience, gives her the necessary experience to keep business records accurate and compliant. Ms. McKelvey’s main responsibility will be to coordinate the Company’s expansion efforts over the next three years.

Our directors are elected at the annual meeting of the shareholders, with vacancies filled by the Board of Directors, and serve until their successors are elected and qualified, or their earlier resignation or removal. Officers are appointed by the board of directors and serve at the discretion of the board of directors or until their earlier resignation or removal. Any action required can be taken at any annual or special meeting of stockholders of the corporation which may be taken without a meeting, without prior notice and without a vote, if consent of consents in writing setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office, its principle place of business, or an officer or agent of the corporation having custody of the book in which the proceedings of meetings are recorded.

Indemnification of Directors and Officers

Nevada Corporation Law allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the 1933 Act. The Bylaws of the Company provide that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and Consultants; provided, however, that, except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred will include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition.

The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers of the Company. The rights to indemnification and to the advancement of expenses are subject to the requirements of the 1940 Act to the extent applicable.

Furthermore, the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Nevada General Corporation Law.

Board Composition

Our bylaws provide that the Board of Directors shall consist of one or more members. Each director of the Company serves for a term of one year or until a successor is elected at the Company’s annual shareholders meeting and is qualified, subject to removal by the Company’s shareholders. Each officer serves, at the pleasure of the Board of Directors, for a term of one year and until a successor is elected at the annual meeting of the Board of Directors and is qualified.

Involvement on Certain Material Legal Proceedings During the Last Five Years

No director, officer, significant employee or consultant has been convicted in a criminal proceeding, exclusive of traffic violations.

No bankruptcy petitions have been filed by or against any business or property of any director, officer, significant employee or consultant of the Company nor has any bankruptcy petition been filed against a partnership or business association where these persons were general partners or executive officers.

No director, officer, significant employee or consultant has been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

No director, officer or significant employee has been convicted of violating a federal or state securities or commodities law.

Directors’ and Officers’ Liability Insurance

ADM Endeavors, Inc. does not have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers.

Code of Ethics

We intend to adopt a code of ethics that applies to our officers, directors and employees, including our principal executive officer and principal accounting officer, but have not done so to date due to our relatively small size. We intend to adopt a written code of ethics in the near future.

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Corporate Governance & Board Independence

Our Board of Directors consists of two directors and has not established a Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent.

Due to our lack of operations and size, and since we are not currently listed on a national securities exchange, we are not subject to any listing requirements mandating the establishment of any particular committees; all functions of a nominating/governance committee were performed by our whole board of directors. Our board of directors intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by the national securities exchanges as necessary. Our board of directors does not believe that it is necessary to have such committees at the early stage of the company’s development, and our board of directors believes that the functions of such committees can be adequately performed by the members of our board of directors.

We believe that members of our board of directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date.

Board Leadership Structure and the Board’s Role in Risk Oversight.

The Board of Directors is led by the Chairman who is also the controlling shareholder. The Company has two directors, and a Chief Executive Officer and a Chief Financial Officer (roles currently filled by a single executive officer) reporting to the Board of Directors. Our structure provides the Company with multiple leaders who represent the Company to our stockholders, regulators, business partners and other stakeholders, among other reasons set forth below.

●	This structure creates efficiency in the preparation of the meeting agendas and related Board materials as the Company’s Chief Executive Officer works directly with those individuals preparing the necessary Board materials and is more connected to the overall daily operations of the Company. Agendas are also prepared with the permitted input of the full Board of Directors allowing for any concerns or risks of any individual director to be discussed as deemed appropriate. The Board believes that the Company has benefited from this structure is in the best interest of the stockholders.

●	The Company believes this structure allows for efficient and effective oversight, given the Company’s relatively small size, its corporate strategy and focus.

The Board of Directors does not have a specific role in risk oversight of the Company. The Chairman, President and Chief Executive Officer and other executive officers and employees of the Company provide the Board of Directors with information regarding the Company’s risks.

Family Relationships

Ardell Mees and Tammera Mees are married. Other than this relationship, there are no family relationships among any of our officers, directors, or persons nominated for such positions

Item 6.	Executive Compensation.

Our Board of Directors has not established a separate compensation committee. Instead, the Board of Directors reviews and approves executive compensation policies and practices, reviews salaries and bonuses for our officer(s), decides on benefit plans, and considers other matters as may, from time to time, be referred to it. We do not currently have a Compensation Committee Charter. Our Board continues to emphasize the important link between our performance, which ultimately benefits all shareholders, and the compensation of our executives. Therefore, the primary goal of our executive compensation policy is to closely align the interests of the shareholders with the interests of the executive officer(s). In order to achieve this goal, we attempt to (i) offer compensation opportunities that attract and retain executives whose abilities and skills are critical to our long-term success and reward them for their efforts in ensuring our success and (ii) encourage executives to manage from the perspective of owners with an equity stake in us.

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SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ardell Mees	2018	58,000	0	0	0	0	0	0	58,000
CEO, CFO, and Director	2017	72,000	0	0	0	0	0	15,108	87,108

Tammera Mees (1)	2018	0	0	0	0	0	0	0	0
Secretary and Director	2017	0	0	0	0	0	0	0	0

Larry Aamold (1)	2018	0	0	0	0	0	0	0	0
Director	2017	0	0	0	0	0	0	0	0

Charmaine Matteis (1)	2018	0	0	0	0	0	0	0	0
Director	2017	0	0	0	0	0	0	0	0

Marc Johnson	2018	42,500	0	0	0	0	0	0	42,500
COO and Director	2017	0	0	0	0	0	0	0	0

Andreana McKelvey (2)	2018	0	0	0	0	0	0	0	0
Director	2017	0	0	0	0	0	0	0	0

(1)	Resigned on April 19, 2018.
(2)	Appointed on April 19, 2018.

Employment Agreements

As compensation for services, Mr. Mees will receive an annual base salary of $60,000. In April 2018, Mr. Mees entered into an agreement for $60,000 per year. For the year ended December 31, 2018, the Company accrued $42,500 and paid Mr. Mees $0 against his accrued salary.

As compensation for services, Mr. Johnson will receive an annual base salary of $60,000. In April 2018, Mr. Johnson entered into an agreement for $60,000 per year. For the year ended December 31, 2018, the Company accrued $42,500 and paid Mr. Johnson $0 against his accrued salary.

Retirement

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the Company or any of its subsidiaries, if any.

Stock Option Plans

There are no stock option plans.

Board of Directors

The Company’s Board of Director’s are not compensated for their services nor are they reimbursed for any costs incurred while performing their duties.

15

OUTSTANDING EQUITY AWARDS

As of December 31, 2018, the following named executive officers had the following unexercised options, stock that has not vested, and equity incentive plan awards:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Value of Unearned Shares, Units or Other Rights Not Vested
Ardell Mees, CEO, CFO and Director	-	-	-	-	-	-	-	-	-

Marc Johnson, COO and Director	-	-	-	-	-	-	-	-	-

Andreana McKelvey, Director	-	-	-	-	-	-	-	-	-

STOCK OPTIONS

No grants of stock options or stock appreciation rights were made during the year ended December 31, 2018.

LONG-TERM INCENTIVE PLANS

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We do not have any material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Office Space

The Company has been provided office space by its chief executive officer, Ardell Mees at no cost. Management has determined that such cost is nominal and did not recognize the rent expense in its financial statements.

The majority shareholder, director and officer, is the owner of M & M Real Estate, Inc. (“M & M”). M & M leases the Haltom City, Texas facility to the Company. The monthly lease payment is currently $6,500. The Company incurred rent expense of $78,000 and $78,000, respectively, to M & M for the years ended December 31, 2018 and 2017, respectively.

Share Exchange Agreement

On July 1, 2008, the Company executed a share exchange agreement with ADM Enterprises, LLC (“ADM Enterprises”) whereby the Company acquired all of the outstanding stock of ADM Enterprises for 10,000,000 newly issued shares of the Company’s common stock. As a result, ADM Enterprises became a wholly-owned subsidiary of the Company. The Company shares the same officers, Ardell Mees and Tammera Mees, with ADM Enterprises. Since the share exchange agreement was between related parties, there was no goodwill or excess consideration recorded.

16

Item 8.	Legal Proceedings.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of April 16, 2019, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

None of the company’s securities are traded on any market.

Item 10.	Recent Sales of Unregistered Securities.

On April 19, 2018, the Company issued 2,000,000 shares of restricted Series A preferred stock to Marc Johnson in conjunction to the acquisition of Just Right Products, Inc. There was no cash or cash equivalents used in this transaction.

Item 11.	Description of Registrant’s Securities to be Registered.

Common Stock

We are authorized by our Articles of Incorporation to issue 800,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2018, there were 128,020,000 shares of common stock issued and outstanding. Holders of shares of common stock have full cumulative voting rights in elections to our Board of Directors, one vote for each share held of record. Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, pre-emptive or subscription rights. All outstanding shares of common stock are fully paid and non-assessable.

Item 12.	Indemnification of Directors and Officers.

Nevada Corporation Law allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the 1933 Act. The Bylaws of the Company provide that the Company will indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification will continue as to a person who has ceased to be a director or officer of the Company and will inure to the benefit of his or her heirs, executors and Consultants; provided, however, that, except for proceedings to enforce rights to indemnification, the Company will not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred will include the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition.

The Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers of the Company. The rights to indemnification and to the advancement of expenses are subject to the requirements of the 1940 Act to the extent applicable.

Furthermore, the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Nevada General Corporation Law.

Item 13.	Financial Statements and Supplementary Data.

Please see Financial Information on Page 4 of this Form 10.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There were no changes or disagreements in our internal controls over financial reporting that occurred during the annual period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

17

Item 15.	Financial Statements and Exhibits.

(a)	Financial Statements

Financial Statements:

For the Years Ended December 31, 2018 and 2017

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2018 and 2017

Consolidated Statements of Operations for the years ended December 31, 2018 and 2017

Consolidated Statements of Changes in Stockholders’ Deficit for the years ended December 31, 2018 and 2017

Consolidated Statement of Cash Flows for the years ended December 31, 2018 and 2017

Notes to Consolidated Financial Statements

(b)	Exhibits.

See the Exhibit Index attached hereto which is incorporated by reference.

18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of ADM Endeavors, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ADM Endeavors, Inc. (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, the Company’s negative working capital, loss from operations, and its need for additional financing in order to fund its projected loss in 2019 raise substantial doubt about its ability to continue as a going concern. These 2018 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LBB & Associates Ltd., LLP

We have served as the Company’s auditor since 2017.

Houston, Texas

April 16, 2019

F-1

ADM Endeavors, Inc.

and Subsidiaries

Consolidated Balance Sheets

December 31,

	2018	2017
ASSETS
Current assets
Cash	$31,199	$45,589
Accounts receivable, net	237,586	284,071
Inventory	92,646	13,679
Other receivable	19,226	11,333
Total current assets	380,657	354,672

Fixed assets, net	223,549	117,261
Goodwill	688,778	-

Total assets	$1,292,984	$471,933

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Convertible note payable, net of discounts	$89,544	$-
Note payable	4,581	-
Capital leases, current portion	26,684	47,378
Accounts payable	92,060	78,551
Accounts payable to related parties	50,401	23,978
Accrued expenses	492,117	100,787
Due to related party	50,000	-
Income tax payable	-	33,500
Derivative liabilities	197,572	-

Total current liabilities	1,002,959	284,194

Non-current liabilities
Capital leases, net of current portion	-	26,684
Note payable, net of current portion	6,007	-

Total non-current liabilities	6,007	26,684

Total liabilities	1,008,966	310,878

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.001 par value, 80,000,000 shares authorized, 2,000,000 shares outstanding as of December 31, 2018 and 2017, respectively	2,000	2,000
Common stock, $0.001 par value, 800,000,000 shares authorized, 128,020,000 and 0 shares issued, issuable, and outstanding at December 31, 2018 and 2017, respectively	128,020	-
Additional paid-in capital	427,880	79,900
Accumulated deficit	(273,882)	79,155
Total stockholders’ deficit	284,018	161,055

Total liabilities and stockholders’ deficit	$1,292,987	$471,933

See accompanying notes to consolidated financial statements.

F-2

ADM Endeavors, Inc.

and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31,

	2018	2017

Revenue, net	$3,617,771	$3,240,005
Cost of Goods Sold	2,165,917	2,117,485
Gross Profit	1,451,854	1,122,520

Operating expenses
General and administrative	1,486,029	754,181
Marketing and selling	96,661	176,075

Total operating expenses	1,582,690	930,256

Operating income (loss)	(130,836)	192,264

Other income (expense)
Change in fair value of embedded conversion feature	(116,203)	-
Interest expense	(105,998)	(6,103)

Total other income (expense)	(222,201)	(6,103)

Loss before tax provision	(353,037)	186,161

Provision for income taxes	-	33,500

Net income (loss)	$(353,037)	$152,661

Net loss per share - basic	$-	$-
Net loss per share - diluted	$-	$0.01

Weighted average number of shares outstanding - basic	96,102,685	-
Weighted average number of shares outstanding - diluted	96,102,685	20,000,000

See accompanying notes to consolidated financial statements.

F-3

ADM Endeavors, Inc.

and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31,

	2018	2017
Cash flows from operating activities:
Net income (loss)	$(353,037)	$152,661
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	33,697	36,532
Amortization of debt discount	64,387	-
Bad debt expense	26,767	10,358
Change in fair value of embedded conversion features	116,203	-
Changes in operating assets and liabilities:
Accounts receivable	19,718	(188,414)
Inventory	(78,967)	33,885
Prepaid expenses and other assets	(7,893)	(11,333)
Accounts payable	(94,687)	5,131
Accounts payable - related party	26,423	23,978
Income taxes payable	(33,500)	33,500
Accrued expenses	391,330	(66,603)
Net cash provided by operating activities	110,441	29,695

Cash flows used in investing activities
Assets and liabilities acquired, net, in reverse acquisition	8,411	-
Purchase of assets	(139,570)	(15,330)
Net cash used in investing activities	(131,159)	(15,330)

Cash flows from financing activities:
Proceeds from notes payable	57,395	-
Repayments on notes payable	(30,373)	-
Repayments on capitalized leases	(20,694)	(50,450)
Net cash provided by (used in) financing activities	6,328	(50,450)

Net decrease in cash	(14,390)	(36,085)

Cash at beginning of period	45,589	81,674

Cash at end of period	$31,199	$45,589

Supplemental disclosure of cash flow information:

Cash paid for interest	$-	$6,103

Cash paid for taxes	$33,500	$-

Non-cash investing and financing activities:
Derivatives liability	$7,739	$-

See accompanying notes to consolidated financial statements.

F-4

ADM Endeavors, Inc.

and Subsidiaries

Consolidated Statement of Shareholders’ Deficit

December 31, 2018

			Common Stock				Additional
	Preferred Stock		Issuable		Common Stock		Paid In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2016	2,000,000	2,000	-	-	-	-	79,900	(73,506)	8,394

Issuance of common stock for services	-	-	-	-	-	-	-	-	-
Net income	-	-	-	-	-	-	-	152,661	152,661

Balance at December 31, 2017	2,000,000	2,000	-	-	-	-	79,900	79,155	161,055

Common stock issued in
connection with reverse acquisition	-	-			128,020,000	128,020	347,980		476,000
Net loss	-	-	-	-	-	-	-	(353,037)	(353,037)

Balance at December 31, 2018	2,000,000	2,000	-	-	128,020,000	128,020	427,880	(273,882)	284,018

See accompanying notes to consolidated financial statements.

F-5

ADM ENDEAVORS, INC.

and Subsidiaries

Notes to the Consolidated Financial Statements

December 31, 2018

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

On January 4, 2001, we incorporated in North Dakota as ADM Enterprises, Inc. On May 9, 2006, the Company changed both its name to ADM Endeavors, Inc. (“ADM Endeavors,” or the “Company,” “we,” “us,” or “our”) and its domicile to the state of Nevada. On July 1, 2008, the Company acquired all of the assets of ADM Enterprises, LLC (“ADM Enterprises”), a sole proprietorship owned by Ardell and Tammera Mees, in exchange for 10,000,000 newly issued shares of our common stock. As a result, ADM Enterprises became a wholly-owned subsidiary of the Company. Even though the Company was incorporated on January 4, 2001, it had no operations until the share exchange agreement with ADM Enterprises on July 1, 2008. ADM provides installation services to grocery décor and design companies primarily in North Dakota.

In May 2013, the Company amended its Articles of Incorporation to provide for an increase in its authorized share capital. The authorized common stock increased to 800,000,000 shares at a par value of $0.001 per share and preferred stock increased to 80,000,000 shares at a par value of $0.001 per share.

On April 19, 2018, the Company acquired Just Right Products, Inc. (“JRP”), a Texas corporation. JRP was incorporated on January 17, 2010. The acquisition of 100% of JRP from its sole shareholder was through a stock exchange whereas the Company issued 2,000,000 shares of restricted Series A preferred stock (the “Acquisition Shares”). Each share of the Series A preferred stock is convertible into ten shares of common stock and each share has 100 votes on a fully diluted basis. The Acquisition Shares represents 61% of voting shares, thus there is a change of voting control. The transaction was accounted for as a reverse acquisition, whereby the financial statements are those of JRP’s and include ADM from the date of the transaction.

JRP is focused on being an added value reseller with concentration in embroidery, screen printing, importing and uniforms for businesses, schools and individuals in the State of Texas.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include all of the accounts of the Company and its wholly-owned subsidiaries, AMD Enterprises and Just Right Products, Inc., at December 31, 2018. All significant intercompany balances and transactions have been eliminated.

Going Concern

The accompanying unaudited financial statements and the factors within it, have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and the ability of the Company to continue as a going concern for a reasonable period of time. The Company had a net loss of $353,037 and had cash provided by operating activities of $110,441 for the year ended December 31, 2018. As of December 31, 2018, the Company had a working capital deficit of $622,302. The Company’s negative working capital, loss from operations, and its need for additional financing in order to fund its projected loss in 2019 raise substantial doubt about its ability to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue receiving investment capital and loans from third parties to sustain its current level of operations. The Company is in the process of securing working capital from investors for common stock, convertible notes payable, and/or strategic partnerships. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Significant estimates are related to allowance for doubtful accounts, the reverse acquisition and deferred tax valuations.

Stock-Based Compensation

Stock-based compensation expense is recorded in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest.

F-6

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2018 and 2017, the Company had no cash equivalents.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, and issued subsequent amendments to the initial guidance in August 2015, March 2016, April 2016, May 2016, and December 2016 within ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, respectively. The core principle of this new revenue recognition guidance is that a company will recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new guidance defines a five-step process to achieve this core principle. The new guidance also requires more detailed disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance provides for two transition methods, a full retrospective approach and a modified retrospective approach.

On January 1, 2018, the Company adopted ASC Topic 606 using the modified retrospective method with no impact to the opening retained earnings and determined there were no changes required to its reported revenues as a result of the adoption. An analysis of contracts with customers under the new revenue recognition standard was consistent with the Company’s current revenue recognition model, whereby revenue is recognized primarily on the date products are shipped to the customer. The Company has enhanced its disclosures of revenue to comply with the new guidance.

Results for reporting periods beginning after January 1, 2018 are presented under ASC Topic 606, while prior period amounts were not adjusted and continue to be reported in accordance with ASC Topic 605, “Revenue Recognition.”

We recognize revenue for merchandise sales, net of expected returns and sales tax, at the time of in-store purchase or delivery of the product to our guest. When merchandise is shipped to our guests, we estimate receipt based on historical experience. Revenue is deferred and a liability is established for sales returns based on historical return rates and sales for the return period. We recognize an asset and corresponding adjustment to cost of sales for our right to recover returned merchandise. At each financial reporting date, we assess our estimates of expected returns, refund liabilities and return assets. For merchandise sold in our stores and online, tender is accepted at the point of sale. When we receive payment before the guest has taken possession of the merchandise, the amount received is recorded as deferred revenue until the transaction is complete. Our performance obligations for unfulfilled merchandise orders are typically satisfied within one week. Shipping and handling fees charged to guests relate to fulfillment activities and are included in net sales with the corresponding costs recorded in cost of sales.

We provide consulting services which were minimal for the years ended December 31, 2018 and 2017, respectively.

Allowance for Doubtful Accounts

The Company establishes an allowance for doubtful accounts to ensure trade and notes receivable are not overstated due to non-collectability. The Company’s allowance is based on a variety of factors, including age of the receivable, significant one-time events, historical experience, and other risk considerations. The Company had no allowance at December 31, 2018 or 2017. The Company had bad debt expense of $26,767 and $10,358 for the year ended December 31, 2018 and 2017, respectively.

Inventory

Inventory is valued at the lower of cost or net realizable value. Cost is determined using a weighted-average cost method. The Company decreases the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. The Company has no reserve as of December 31, 2018 and 2017, respectively.

One vendor accounted for approximately 27% and 36% of inventory purchases in fiscal year ended December 31, 2018 and 2017, respectively. This same vendor made up 23% and 64% of our accounts payable as of December 31, 2018 and 2017, respectively.

F-7

Fair value of financial instruments

The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash, accounts payable, accrued expenses, and short-term loans the carrying amounts approximate fair value due to their short maturities.

We follow accounting guidance for financial and non-financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The Company adopted the provisions of FASB ASC 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.

The Company had no assets or liabilities other than derivative liabilities measured at fair value on a recurring basis at December 31, 2018 or 2017.

Fixed Assets

Fixed assets are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the assets estimated useful life. Upon the sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Classification	Estimated Useful Lives
Equipment	5 to 7 years
Leasehold improvements	Shorter of useful life or lease term
Furniture and fixtures	4 to 7 years
Websites	3 years

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. Goodwill is not amortized, but instead assessed for impairment.

The Company performs a qualitative assessment for each of its reporting units to determine if the two-step process for impairment testing is required. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would then evaluate the recoverability of goodwill using a two-step impairment test approach at the reporting unit level. In the first step, the fair value for the reporting unit is compared to its book value including goodwill. In the case that the fair value of the reporting unit is less than book value, a second step is performed which compares the implied fair value of the reporting unit’s goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair values of the reporting unit and the net fair values of the identifiable assets and liabilities of such reporting unit. If the implied fair value of the goodwill is less than the book value, the difference is recognized as impairment.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, such as intellectual property, are required to be reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

F-8

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets at December 31, 2018 and 2017.

Net Income (Loss) per Share

The Company computes basic and diluted income (loss) per share amounts pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic loss per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted loss per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

The dilutive effect of outstanding convertible securities and preferred stock is reflected in diluted earnings per share by application of the if-converted method.

The following is a reconciliation of basic and diluted earnings (loss) per common share for the years ended December 31, 2018 and 2017:

	For the Year Ended
	December 31,
	2018	2017

Basic earnings (loss) per common share
Numerator:
Net earnings (loss) available to common shareholders	$(353,037)	$152,661
Denominator:
Weighted average common shares outstanding	96,102,685	-

Basic earnings (loss) per common share	$(0.00)	$0.00

Diluted earnings (loss) per common share
Numerator:
Net income (loss) available to common shareholders	$(353,037)	$152,661
Add convertible debt interest	39,966	-
Net income (loss) available to common shareholders	$(313,071)	$152,661
Denominator:
Weighted average common shares outstanding	96,102,685	-
Preferred shares	20,000,000	20,000,000
Convertible debt	1,632,185	-
Adjusted weighted average common shares outstanding	117,734,870	20,000,000

Diluted earnings (loss) per common share	$(0.00)	$0.01

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry-forwards and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income (loss) in the years in which those temporary differences are expected to be recovered or settled.

F-9

The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

Tax benefits of uncertain tax positions are recognized only if it is more likely than not that the Company will be able to sustain a position taken on an income tax return. The Company has no liability for uncertain tax positions as of December 31, 2018 and 2017. Interest and penalties, if any, related to unrecognized tax benefits would be recognized as interest expense. The Company does not have any accrued interest or penalties associated with unrecognized tax benefits, nor was any significant interest expense recognized during the periods ended December 31, 2018 and 2017.

On December 22, 2017, the United States Government passed new tax legislation that, among other provisions, will lower the corporate tax rate from 35% to 21%. In addition to applying the new lower corporate tax rate in 2018 and thereafter to any taxable income we may have, the legislation affects the way we can use and carry forward net operating losses previously accumulated and results in a revaluation of deferred tax assets recorded on our balance sheet. Given that the deferred tax assets are offset by a full valuation allowance, these changes will have no net impact on the Company’s financial position and net loss. However, if and when we become profitable, we will receive a reduced benefit from such deferred tax assets.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information,” the Company is required to report financial and descriptive information about its reportable operating segments. The Company has one operating segment as of December 31, 2018 and 2017.

Effect of Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued an ASU on lease accounting. The ASU requires the lease rights and obligations arising from lease contracts, including existing and new arrangements, to be recognized as assets and liabilities on the balance sheet. The ASU is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. While the Company is still evaluating the ASU, the Company expects the adoption of the ASU to have a material effect on the Company’s financial condition due to the recognition of the lease rights and obligations as assets and liabilities. The Company does not expect the ASU to have a material effect on the Company’s results of operations, and the ASU will have no effect on cash flows.

The Company has evaluated all other recent accounting pronouncements and believes that none of them will have a significant effect on the Company’s financial statement.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of April 16, 2019, there were no pending or threatened lawsuits.

Operating Lease Commitment

The Company leases approximately 18,000 square feet of space in Haltom City, Texas, pursuant to a lease that will expire on June 1, 2020. This facility serves as our corporate headquarters, manufacturing facility and showroom. The lease is with M & M Real Estate, Inc. (“M & M”), a company owned solely by our majority shareholder and director of the Company. Additionally, the Company has approximately 6,000 square feet of space in Arlington, Texas which serves as an academic showroom, pursuant to a lease that will expire on June 1, 2020.

Future minimum lease payments under these leases are as follows:

	Related	Non-related
2019	$78,000	$69,096
2020	39,000	28,790
Total	$117,000	$97,886

The ADM office totals approximately 550 square feet in area and is provided by the CEO at no cost to the Company. The space is suitable for our current administrative needs, although we anticipate that we will require additional space in order to support the planned expansion of our workforce in sales, marketing and administration.

Rent expense for the operating leases for the years ended December 31, 2018 and 2017 was $173,084 and $160,890, respectively.

F-10

Included in rent expense was $78,000 and $78,000 for the years ended December 31, 2108 and 2017, respectively, to M & M Real Estate, Inc. (“M & M”). M & M is owned by the majority shareholder, director and officer of the Company.

Capital Leases

The Company leases equipment under leases classified as capital leases.

The following is a schedule showing the future minimum lease payments under capital leases by years and the present value of the minimum lease payments and of December 31, 2018. The interest rates related to the lease obligations are minimal, and the leases mature through November 2019.

Future minimum lease payments under these capital leases are as follows:

Non-related
2019	$26,684
Total	26,684
Less amount representing interest	-
Present value of minimum lease payments	$26,684

Franchise Agreement

Just Right Products, Inc. has a franchise agreement effective February 19, 2014 expiring in February 2024, with a right to renew for an additional 5 years to operate stores and websites in the Company’s exclusive territory. The Company is obligated to pay 5% of gross revenue for use of systems and manuals.

During the years ended December 31, 2018 and 2017, the Company paid $57,446 and $62,030 for the franchise agreement.

Uniform Supply Agreement

The Company has an agreement to be the exclusive provider of school uniforms and logos for a charter school. The Company is obligated to provide a 3% donation to the charter school for each school year. The agreement is for each school year ending through May 31, 2019.

During the years ended December 31, 2018 and 2017, the Company paid $22,440 and $29,286 for the uniform supply agreement.

NOTE 4 – FIXED ASSETS

Fixed assets, stated at cost, less accumulated depreciation at December 31, 2018 and 2017 consisted of the following:

	December 31, 2018	December 31, 2017
Equipment	$353,539	$244,649
Furniture and equipment	25,819	15,330
Autos and trucks	65,680	-
Less: accumulated depreciation	(221,489)	(142,718)
Property and equipment, net	$223,549	$117,261

Depreciation expense

Depreciation expense for the years ended December 31, 2018 and 2017 was $33,697 and $36,532, respectively.

NOTE 5 – NOTE PAYABLE

As of December 31, 2018, and 2017, the Company has a note payable balance of $10,588 and $0, respectively. On April 1, 2018, the Company assumed a note payable in connection with the reverse acquisition. The loan is for $34,628 including finance charges and is secured by a vehicle. The Company will make 84 payments of $412 during the term of the loan. The loan term ends on March 10, 2021. The current portion of the loan is $4,581.

F-11

NOTE 6 – CONVERTIBLE NOTE PAYABLE

On April 1, 2018, the Company assumed a convertible promissory note in connection with the reverse acquisition. The funding was in tranches whereby the Company assumed the first tranche of $48,697. The Company received the remaining tranches totaling $57,395 during the year ended December 31, 2018. The Company received total funding of $106,092 as of December 31, 2018. The note had fees of $53,046 which were recorded as a discount to the convertible promissory note and are being amortized over the life of the loan using the effective interest method. The Company recorded interest expense of $39,966 during the year ended December 31, 2018.

The note balance was $106,092, less a discount of $16,548 or $89,544 as of December 31, 2018.

Derivative liabilities

The conversion features embedded in the convertible notes were evaluated to determine if such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative. In the convertible notes with variable conversion terms, the conversion feature was accounted for as a derivative liability. The derivatives associated with the term convertible notes wert recognized as a discount to the debt instrument and the discount is amortized over the expected life of the notes with any excess of the derivative value over the note payable value recognized as additional interest expense at the issuance date. Amortization of the debt discount totaled $64,387 and $- during the years ended December 31, 2018 and 2017, respectively.

The derivative liability was calculated using the Black-Scholes method over the expected terms of the convertible debt, with a risk-free rate of 2.45% and volatility of 100% as of December 31, 2018. Included in Derivative Income in the accompanying consolidated statements of operations is expense arising from the change in fair value of the derivatives of $116,203 during the year ended December 31, 2018.

The note is convertible into common stock at a price of 35% of the lowest three trading prices during the ten days prior to conversion.

NOTE 7 – ACCRUED EXPENSES

The Company had total accrued expenses of $492,117 and $100,787 as of December 31, 2018 and December 31, 2017. See breakdown below of accrued expenses as follows:

	December 31, 2018	December 31, 2017
Credit cards payable	$197,153	$86,892
Accrued stock compensation	131,250	-
Accrued officer salary	85,000	-
Accrued interest	43,745	-
Other accrued expenses	34,969	13,895
	$492,117	$100,787

NOTE 8 – RELATED PARTY TRANSACTIONS

The majority shareholder and director and officer of the Company has receivables due from him of $0 and $11,333 as of December 31, 2018 and 2017, respectively.

The majority shareholder, director and officer, is the owner of M & M Real Estate, Inc. (“M & M”). M & M leases the Haltom City, Texas facility to the Company. The monthly lease payment is currently $6,500. The Company incurred rent expense of $78,000 and $78,000, respectively, to M & M for the years ended December 31, 2018 and 2017, respectively.

The Company has accounts payable to M&M of $50,401 and $23,978 as of December 31, 2018 and 2017, respectively. The accounts payable is related to products the Company purchased from M&M during the year ended December 31, 2018 and 2017, respectively. The Company purchased approximately $223,000 and $100,000, respectively. M&M marks up these purchases 10%.

The Company has been provided office space by its chief executive officer, Ardell Mees, at no cost. Management has determined that such cost is nominal and did not recognize the rent expense in its financial statements.

As of December 31, 2018, the Company owes Ardell Mees, CEO $50,000 from expenses assumed in connection with the reverse acquisition.

Employment and Consulting Agreements

In April 2018, the Company executed a two-year employment agreement with Ardell D. Mees, the Company’s Chief Executive Officer and Chief Financial Officer. As compensation for services, Mr. Mees is to receive an annual base salary of $60,000. The amount payable to Mr. Mees at December 31, 2018 and 2017 was $42,500 and $0 respectively.

In April 2018, the Company executed a two-year employment agreement with Marc Johnson, the Company’s Chief Operating Officer. As compensation for services, Mr. Johnson is to receive an annual base salary of $60,000. The amount payable to Mr. Johnson at December 31, 2018 and 2017 was $42,500 and $0 respectively.

F-12

On May 1, 2018, the Company entered into a consulting agreement for financial services and business development for a term of one year and agreed to issue 2,250,000 common shares earned on a monthly basis to an officer’s family member. As of December 31, 2018, the Company has not issued any common shares and accrued $131,250 as consulting expense.

NOTE 9 – STOCKHOLDERS’ EQUITY

Our Articles of Incorporation authorize the issuance of 800,000,000 shares of common stock and 80,000,000 shares of preferred stock with $0.001 par values per share. There were 128,020,000 and 0 outstanding shares of common stock at December 31, 2018 and December 31, 2017, respectively. There were 2,000,000 outstanding shares of preferred stock as of December 31, 2018 and December 31, 2017, respectively. Each share of preferred stock has 100 votes per share and is convertible into 10 shares of common stock. The preferred stock pays dividends equal with common stock and has preferential liquidation rights to common stock holders.

Common shares issued and to be issued

On May 1, 2018, the Company entered into a consulting agreement for 1 year and agreed to issue 2,250,000 common shares vesting on a monthly basis. As of December 31, 2018, the Company has not issued any common shares and accrued $131,250 as consulting expense.

NOTE 10 – CONCENTRATION OF CUSTOMER

For the years ended December 31, 2018 and 2017, one customer, TBNR, LLC, made up 15% and 14% of revenues, respectively. No customers accounted for more than 10% of accounts receivable as of December 31, 2018 and 2017, respectively.

NOTE 11 – INCOME TAXES

On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “TCJA”) that significantly reforms the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The TCJA, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, effective as of January 1, 2018; limitation of the tax deduction for interest expense; limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, in each case, for losses arising in taxable years beginning after December 31, 2018 (though any such tax losses may be carried forward indefinitely); modifying or repealing many business deductions and credits, including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions generally referred to as “orphan drugs;” and repeal of the federal Alternative Minimum Tax (“AMT”).

The staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the TCJA. In connection with the initial analysis of the impact of the TCJA, the Company remeasured its deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. The remeasurement of the Company’s deferred tax assets and liabilities was offset by a change in the valuation allowance.

At December 31, 2018 and 2017 respectively, the Company had net operating loss carryforwards for income tax purposes of $150,000 and $0 available as offsets against future taxable income. The net operating loss carryforwards are expected to expire at various times from 2018 through 2038. Utilization of the Company’s net operating losses may be subject to substantial annual limitation if the Company experiences a 50% change in ownership, as provided by the Internal Revenue Code and similar state provisions. Such an ownership change would substantially increase the possibility of net operating losses expiring before complete utilization.

The provision for income taxes is different than would result from applying the U.S. statutory rate to profit before taxes for the reasons set forth in the following reconciliation for the year ended December 31, 2018 and 2017:

	2018	2017
Tax benefit computed at U.S. Statutory rate	$(75,000)	$78,000
Increase (decrease) in taxes resulting from:
Utilization of net operating loss	-	(44,500)
Change in valuation allowance	75,000	-
Total	$-	$33,500

The tax effects of the primary temporary differences giving rise to the Company’s deferred tax assets and liabilities are as follows for the year ended December 31, 2018 and 2017:

	2018	2017
Deferred tax assets
Net operating loss carryforward	$75,000	$-
Accrued compensation	-	-
Total deferred tax assets	75,000	-
Less valuation allowance	(75,000)	-
Net deferred tax asset	$-	$-

F-13

A reconciliation of the Company’s income taxes to amounts calculated at the federal statutory rate is as follows for the years ended December 31, 2018 and 2017:

	2018	2017

Federal statutory taxes	(21)%	(34)%
Utilization of net operating loss	-%	19%
Change in valuation allowance	21%	-%
	—%	(15)%

Because of the Company’s lack of earnings history, the deferred tax assets have been fully offset by a valuation allowance. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during those periods that the temporary differences become deductible. The Company believes that the tax positions taken in its tax returns would be sustained upon examination by taxing authorities. The Company files income tax returns in the U.S. federal jurisdiction, and other required state jurisdictions. The Company’s periodic tax returns filed in 2012 and, thereafter, are subject to examination by taxing authorities under the normal statutes of limitations in the applicable jurisdictions.

NOTE 12 – REVERSE ACQUISITION

On April 19, 2018, the Company acquired Just Right Products, Inc. (“JRP”), a Texas corporation. The acquisition of 100% of JRP from its sole shareholder was through a stock exchange whereas the Company issued 2,000,000 shares of restricted Series A preferred stock (the “Acquisition Shares”). Each share of the Series A preferred stock is convertible into ten shares of common stock and each share has 100 votes on a fully diluted basis. The Acquisition Shares represents 61% of voting shares, thus there is a change of voting control and the transaction will be accounted for as a reverse acquisition.

The purchase price was estimated to be $476,000 based on a valuation of the equity interest of JRP which was transferred to the owners of ADM in the reverse acquisition (39% of JRP). The purchase price was allocated to the fair value of the assets and liabilities acquired including goodwill of $688,778.

The following summarizes the allocation of the fair values assigned to assets and liabilities assumed:

Amount
Cash	$8,411
Non-current assets	4,905
Goodwill	688,778
Current liabilities	(226,094)
Total purchase price	$476,000

Pro-Forma Financial Information

The following unaudited pro-forma data provides the balance sheet as of December 31, 2017 and summarizes the result of the operations for the years ended December 31, 2017 and 2016 as if the acquisition of Just Right Products, Inc. (“Just Right Products”) had been completed on January 1, 2016. The pro-forma financial information is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2016.

F-14

December 31, 2017

	ADM	Just Right	Pro-forma
	Endeavors	Products (a)	Adjustments	Combined
ASSETS
Current assets
Cash	$9,356	$45,589	$-	$54,945
Accounts receivable, net	-	284,071	-	284,071
Inventory	-	13,679	-	13,679
Other receivable	-	11,333	-	11,333
Total current assets	9,356	354,672	-	364,028

Fixed assets, net	7,180	117,261	-	124,441
Goodwill	-	-	936,760	936,760

Total assets	$16,536	$471,933	$936,760	$1,425,229

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Note payable	$4,606	$-	$-	$4,606
Capital leases, current portion	-	47,378	-	47,378
Accounts payable	112,689	78,551	-	191,240
Accounts payable to related parties	-	23,978	-	23,978
Accrued expenses	90,015	100,787	-	190,802
Due to related party	137,885	-	-	137,885
Income tax payable	-	33,500	-	33,500

Total current liabilities	345,195	284,194	-	629,389

Non-current liabilities
Capital leases, net of current portion	-	26,684	-	26,684
Note payable, net of current portion	10,328	-	-	10,328

Total non-current liabilities	10,328	26,684	-	37,012

Total liabilities	355,523	310,878	-	666,401

Stockholders’ equity (deficit)
Preferred stock	-	-	2,000	2,000
Common stock	129,316	5,100	(5,100)	129,316
Additional paid-in capital	15,464,309	76,800	(14,992,752)	548,357
Retained earnings (accumulated deficit)	(15,932,612)	79,155	15,932,612	79,155
Total stockholders’ equity (deficit)	(338,987)	161,055	936,760	758,828

Total liabilities and stockholders’ equity (deficit)	$16,536	$471,933	$936,760	$1,425,229

	For the Year Ended December 31, 2017
	ADM	Just Right Products (a)	Pro-forma Adjustments	Combined
Revenue, net	$159,836	$3,240,005	$-	$3,399,841
Operating expenses	835,169	3,047,741	-	3,882,910
Income (loss) from operations	(675,333)	192,264	-	(483,069)
Other income (expense)	(12,832)	(6,103)	-	(18,935)
Income before income taxes	(688,165)	186,161	-	(502,004)
Net income (loss)	$(688,165)	$152,661	$-	$(535,504)
Net income (loss) per common share - basic and diluted	$(0.01)			$(0.00)
Weighted average number of common shares outstanding during the period - basic and diluted	128,272,703			128,272,703

F-15

	For the Year Ended December 31, 2016
		Just Right	Pro-forma
	ADM	Products (a)	Adjustments	Combined
Revenue, net	$189,406	$2,821,942	$-	$3,011,348
Operating expenses	954,201	2,790,245	-	3,744,446
Income (loss) from operations	(764,795)	31,697	-	(733,098)
Other income (expense)	(7,151)	(772)	-	(7,923)
Income before income taxes	(771,946)	30,925	-	(741,021)
Net income (loss)	$(771,946)	$30,925	$-	$(741,021)
Net income (loss) per common share - basic and diluted	$(0.01)			$(0.01)
Weighted average number of common shares outstanding during the period - basic and diluted	125,908,651			125,908,651

(a)	Reflects 2017 and 2016 results of operations prior to the acquisition date. Just Right Products was acquired on April 1, 2018. Both entities are using their respective audited financials for the periods.

NOTE 13 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission. The Company has determined that there are no other such events that warrant disclosure or recognition in the financial statements, except as stated herein.

F-16

Financial Statements:

For the Three Months Ended March 31, 2019 and 2018

Condensed Consolidated Balance Sheets as of March 31, 2019 and December 31, 2018 (unaudited)

Condensed Consolidated Statements of Operations for the three months ended March 31, 2019 and 2018 (unaudited)

Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the three months ended March 31, 2019 and 2018 (unaudited)

Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 2019 and 2018 (unaudited)

Notes to Condensed Consolidated Financial Statements (unaudited)

F-17

ADM Endeavors, Inc.

and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$23,960	$31,199
Accounts receivable, net	221,456	237,586
Inventory	55,832	92,646
Prepaid expense	137,500	-
Other receivable	19,379	19,226
Total current assets	458,127	380,657

Fixed assets and finance lease right of use assets, net	211,730	223,549
Operating lease right-of use assets, net	164,838	-
Goodwill	688,778	688,778
Total assets	$1,523,473	$1,292,984

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Convertible note payable, net of discounts	$106,092	$89,544
Note payable	4,534	4,581
Finance lease liability, current portion	18,678	26,684
Current-portion operating lease obligation	140,519	-
Accounts payable	78,563	92,060
Accounts payable to related parties	31,946	50,401
Accrued expenses	362,450	492,117
Due to related party	53,400	50,000
Derivative liabilities	185,120	197,572
Total current liabilities	981,302	1,002,959
Non-current liabilities
Long-term lease obligations, net of current portion	24,319	-
Note payable, net of current portion	4,700	6,007

Total non-current liabilities	29,019	6,007

Total liabilities	1,010,321	1,008,966

Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock, $0.001 par value, 80,000,000 shares authorized, 2,000,000 and 2,000,000 shares outstanding as of March 31, 2019 and December 31, 2018, respectively	2,000	2,000
Common stock, $0.001 par value, 800,000,000 shares authorized, 131,770,000 and 128,020,000 shares issued, issuable, and outstanding at March 31, 2019 and December 31, 2018, respectively	131,770	128,020
Additional paid-in capital	799,130	427,880
Accumulated deficit	(419,748)	(273,882)
Total stockholders’ equity	513,152	284,018

Total liabilities and stockholders’ equity	$1,523,473	$1,292,984

See accompanying notes to unaudited consolidated financial statements.

F-18

ADM Endeavors, Inc.

and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended March 31,

(unaudited)

	2019	2018
Revenue, net	$535,444	$587,454

Operating expenses
Direct costs of revenue	210,283	292,629
General and administrative	312,165	244,913
Stock-based compensation	106,250	-
Marketing and selling	39,137	9,868
Total operating expenses	667,835	547,410

Operating income (loss)	(132,391)	40,044

Other income (expense)
Change in fair value of embedded conversion feature	12,452	-
Interest expense	(25,927)	-

Total other income (expense)	(13,475)	-

Loss before tax provision	(145,866)	40,044

Provision for income taxes	-	-

Net income (loss)	$(145,866)	$40,044

Net loss per share - basic	$0.00	$0.00
Net loss per share - diluted	$0.00	$0.00
Weighted average number of shares outstanding
- basic	130,453,333	-
- diluted	130,453,333	2,000,000

See accompanying notes to unaudited consolidated financial statements.

F-19

ADM Endeavors, Inc.

and Subsidiaries

Consolidated Statement of Shareholders’ Equity

March 31, 2019

(unaudited)

					Additional
	Preferred Stock		Common Stock		Paid In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2018	2,000,000	$2,000	128,020,000	$128,020	$427,880	$(273,882)	$284,018

Common stock issued for services	-	-	3,750,000	3,750	371,250	-	375,000
Net loss for the period ended March 31, 2019	-	-	-	-	-	(145,866)	(145,866)
Balance at March 31, 2019	2,000,000	$2,000	131,770,000	$131,770	$799,130	$(419,748)	$513,152

See accompanying notes to unaudited consolidated financial statements.

F-20

ADM Endeavors, Inc.

and Subsidiaries

Consolidated Statements of Cash Flows

For the Three Months Ended March 31,

(unaudited)

	2019	2018
Cash flows from operating activities:
Net income (loss)	$(145,866)	$40,044
Adjustments to reconcile net income (loss) to net cash used in operations:
Depreciation and amortization	11,819	8,389
Issuance of common stock for services	106,250	-
Bad debt expense	641	7,295
Amortization of debt discount	16,548	-
Change in derivative liability	(12,452)	-
Changes in operating assets and liabilities:
Accounts receivable	15,489	145,960
Inventory	36,814	-
Prepaid expenses and other assets	(153)	(16,283)
Accounts payable	(13,497)	(40,121)
Accounts payable to related party	(18,455)	(23,978)
Accrued expenses	4,983	(39,031)
Federal income tax payable	-	(33,500)
Net cash provided by operating activities	2,121	48,775

Net cash used in investing activities	-	-

Cash flows from financing activities:
Repayments on notes payable	(1,354)	-
Repayments on capitalized leases	(8,006)	(8,407)
Net cash used in financing activities	(9,360)	(8,407)

Net increase (decrease) in cash	(7,239)	40,368

Cash at beginning of period	31,199	45,589

Cash at end of period	$23,960	$85,957

Supplemental disclosure of cash flow information:

Cash paid for interest	$105	$-

Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
Common stock issued for accrued expenses	$131,250	$-
Common stock issued for prepaid expenses	$137,500	$-

See accompanying notes to unaudited consolidated financial statements.

F-21

ADM ENDEAVORS, INC.

and Subsidiaries

Notes to the Consolidated Financial Statements

March 31, 2019

(unaudited)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

On January 4, 2001, we incorporated in North Dakota as ADM Enterprises, Inc. On May 9, 2006, the Company changed both its name to ADM Endeavors, Inc. (“ADM Endeavors,” or the “Company,” “we,” “us,” or “our”) and its domicile to the state of Nevada. On July 1, 2008, the Company acquired all of the assets of ADM Enterprises, LLC (“ADM Enterprises”), a sole proprietorship owned by Ardell and Tammera Mees, in exchange for 10,000,000 newly issued shares of our common stock. As a result, ADM Enterprises became a wholly-owned subsidiary of the Company. Even though the Company was incorporated on January 4, 2001, it had no operations until the share exchange agreement with ADM Enterprises on July 1, 2008. ADM provides installation services to grocery décor and design companies primarily in North Dakota.

In May 2013, the Company amended its Articles of Incorporation to provide for an increase in its authorized share capital. The authorized common stock increased to 800,000,000 shares at a par value of $0.001 per share and preferred stock increased to 80,000,000 shares at a par value of $0.001 per share.

On April 19, 2018, the Company acquired Just Right Products, Inc. (“JRP”), a Texas corporation. JRP was incorporated on January 17, 2010. The acquisition of 100% of JRP from its sole shareholder was through a stock exchange whereas the Company issued 2,000,000 shares of restricted Series A preferred stock (the “Acquisition Shares”). Each share of the Series A preferred stock is convertible into ten shares of common stock and each share has 100 votes on a fully diluted basis. The Acquisition Shares represents 61% of voting shares, thus there is a change of voting control. The transaction was accounted for as a reverse acquisition.

JRP is focused on being an added value reseller with concentration in embroidery, screen printing, importing and uniforms for businesses, schools and individuals in the State of Texas.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company follows the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) and has a year-end of December 31.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

The unaudited financial statements of the Company for the three month periods ended March 31, 2019 and 2018 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Regulation S-K. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the financial position and the results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The balance sheet information as of December 31, 2018 was derived from the audited financial statements included in the Company’s financial statements as of and for the year ended December 31, 2018 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2019. These financial statements should be read in conjunction with that report.

F-22

Principles of Consolidation

The accompanying unaudited consolidated financial statements include all of the accounts of the Company and its wholly-owned subsidiaries, ADM Enterprises and JRP, at March 31, 2019. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the Consolidated Financial Statements in accordance with U.S. GAAP requires management to make use of certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reported periods. The Company bases its estimates on historical experience and on various other assumptions that management believes are reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. Significant estimates are related to allowance for doubtful accounts, the reverse acquisition and deferred tax valuations.

Stock-Based Compensation

Stock-based compensation expense is recorded in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At March 31, 2019 and December 31, 2018, the Company had no cash equivalents.

Allowance for Doubtful Accounts

The Company establishes an allowance for doubtful accounts to ensure trade and notes receivable are not overstated due to non-collectability. The Company’s allowance is based on a variety of factors, including age of the receivable, significant one-time events, historical experience, and other risk considerations. The Company had an allowance at March 31, 2019 and December 31, 2018 of $0. The Company had bad debt expense of $641 and $7,295 for the three months ended March 31, 2019 and 2018, respectively.

Inventory

Inventory is valued at the lower of cost or net realizable value. Cost is determined using a weighted-average cost method. The Company decreases the value of inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value, based upon an aging analysis of the inventory on hand, specifically known inventory-related risks, and assumptions about future demand and market conditions. The Company has inventory of $55,832 and $92,646 as of March 31, 2019 and December 31, 2018, respectively.

One vendor accounted for approximately 1.3% and 1.0% of inventory purchases in the three months ended March 31, 2019 and 2018, respectively. This same vendor made up 62% and 73% of our accounts payable as of March 31, 2019 and December 31, 2018, respectively.

F-23

Derivative Instruments

Derivatives are measured at their fair value on the balance sheet. In determining the appropriate fair value, the Company uses the Black-Scholes-Merton option pricing model. Changes in fair value are recorded in the consolidated statements of operations.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with U.S. GAAP. For certain of our financial instruments, including cash, accounts payable, accrued expenses, and short-term loans the carrying amounts approximate fair value due to their short maturities.

We follow accounting guidance for financial and non-financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

The Company adopted the provisions of FASB ASC 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The Company had no assets or liabilities other than derivative liabilities measured at fair value on a recurring basis at March 31, 2019 and December 31, 2018.

Fixed Assets and Finance Lease Right of Use Assets

Fixed assets and finance lease right of use assets are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the assets estimated useful life. Upon the sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in consolidated statements of operations.

Classification	Estimated Useful Lives
Equipment	5 to 7 years
Leasehold improvements	Shorter of useful life or lease term
Furniture and fixtures	4 to 7 years
Websites	3 years

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. Goodwill is not amortized, but instead assessed for impairment.

F-24

The Company performs a qualitative assessment for each of its reporting units to determine if the two-step process for impairment testing is required. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than it’s carrying amount, the Company would then evaluate the recoverability of goodwill using a two-step impairment test approach at the reporting unit level. In the first step, the fair value for the reporting unit is compared to its book value including goodwill. In the case that the fair value of the reporting unit is less than book value, a second step is performed which compares the implied fair value of the reporting unit’s goodwill to the book value of the goodwill. The fair value for the goodwill is determined based on the difference between the fair values of the reporting unit and the net fair values of the identifiable assets and liabilities of such reporting unit. If the implied fair value of the goodwill is less than the book value, the difference is recognized as impairment.

Impairment of Long-lived Assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, such as intellectual property, are required to be reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets at March 31, 2019 and December 31, 2018.

Revenue Recognition

We recognize revenue for merchandise sales, net of expected returns and sales tax, at the time of in-store purchase or delivery of the product to our guest. When merchandise is shipped to our guests, we estimate receipt based on historical experience. Revenue is deferred and a liability is established for sales returns based on historical return rates and sales for the return period. We recognize an asset and corresponding adjustment to cost of sales for our right to recover returned merchandise. At each financial reporting date, we assess our estimates of expected returns, refund liabilities and return assets. For merchandise sold in our stores and online, tender is accepted at the point of sale. When we receive payment before the guest has taken possession of the merchandise, the amount received is recorded as deferred revenue until the transaction is complete. Our performance obligations for unfulfilled merchandise orders are typically satisfied within one week. Shipping and handling fees charged to guests relate to fulfillment activities and are included in net sales with the corresponding costs recorded in cost of sales.

We provide consulting services which were minimal for the three months ended March 31, 2019 and 2018, respectively.

Cost of Sales

Cost of sales includes the actual cost of merchandise sold and services performed; the cost of transportation of merchandise from vendors to our distribution network, stores, or customers; shipping and handling costs from our stores or distribution network to customers; and the operating cost and depreciation of our sourcing and distribution network and online fulfillment centers.

Net Income (Loss) per Share

The Company computes basic and diluted income (loss) per share amounts pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic loss per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted loss per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

F-25

The dilutive effect of outstanding convertible securities and preferred stock is reflected in diluted earnings per share by application of the if-converted method.

The following is a reconciliation of basic and diluted earnings (loss) per common share for the three months ended March 31, 2019 and 2018:

	For the Three Months Ended
	March 31,
	2019	2018

Basic earnings per common share
Numerator:
Net earnings (loss) available to common shareholders	$(145,866)	$40,044
Denominator:
Weighted average common shares outstanding	130,453,333	-

Basic earnings (loss) per common share	$0.00	$0.00

Diluted earnings (loss) per common share
Numerator:
Net income (loss) available to common shareholders	$(145,866)	$40,044
Add convertible debt interest	-	-
Net income (loss) available to common shareholders	$(145,866)	$40,044
Denominator:
Weighted average common shares outstanding	130,453,333	-
Preferred shares	-	20,000,000
Convertible debt	-	-
Adjusted weighted average common shares outstanding	130,453,333	20,000,000

Diluted earnings (loss) per common share	$0.00	$0.00

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry-forwards and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income (loss) in the years in which those temporary differences are expected to be recovered or settled.

F-26

The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

Tax benefits of uncertain tax positions are recognized only if it is more likely than not that the Company will be able to sustain a position taken on an income tax return. The Company has no liability for uncertain tax positions as of March 31, 2019 and December 31, 2018. Interest and penalties, if any, related to unrecognized tax benefits would be recognized as interest expense. The Company does not have any accrued interest or penalties associated with unrecognized tax benefits, nor was any significant interest expense recognized during the periods ended March 31, 2019 and 2018.

On December 22, 2017, the United States Government passed new tax legislation that, among other provisions, will lower the corporate tax rate from 35% to 21%. In addition to applying the new lower corporate tax rate in 2018 and thereafter to any taxable income we may have, the legislation affects the way we can use and carry forward net operating losses previously accumulated and results in a revaluation of deferred tax assets recorded on our balance sheet. Given that the deferred tax assets are offset by a full valuation allowance, these changes will have no net impact on the Company’s financial position and net loss. However, if and when we become profitable, we will receive a reduced benefit from such deferred tax assets.

Segment Information

In accordance with the provisions of ASC 280-10, “Disclosures about Segments of an Enterprise and Related Information,” the Company is required to report financial and descriptive information about its reportable operating segments. The Company has one operating segment as of March 31, 2019 and December 31, 2018.

Effect of Recent Accounting Pronouncements

Accounting Standards Adopted During the Quarter Ended March 31, 2019

The Company adopted Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), as of January 1, 2018, using the modified retrospective approach. The modified retrospective approach provides a method for recording existing leases at the application date. In addition, the Company elected the available practical expedients permitted under the transaction guidance within the new standard. The most significant impact from the adoption of the new standard was the recognition of operating lease right-of-use assets and operating lease liabilities. Adoption of the new standard resulted in the recording of additional lease assets and liabilities of $198,566 as of January 1, 2019. The standard did not materially impact the consolidated net income and had no impact on cash flows.

Recently Issued Accounting Standards Not Yet Adopted

The Company has reviewed all recently issued, but not yet adopted, accounting standards, in order to determine their effects, if any, on its results of operations, financial position or cash flows. Based on that review, the Company believes that no other pronouncements will have a significant effect on its financial statements.

NOTE 3 – GOING CONCERN

The accompanying unaudited financial statements and the factors within it, have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business and the ability of the Company to continue as a going concern for a reasonable period of time. The Company had net loss of $145,866 and had cash provided by operating activities of $2,121 for the three months ended March 31, 2019. As of March 31, 2019, the Company had a working capital deficit of $523,175, and an accumulated deficit of $419,748. The Company’s continuation as a going concern is dependent upon its ability to generate revenues and its ability to continue receiving investment capital and loans from third parties to sustain its current level of operations. The Company is in the process of securing working capital from investors for common stock, convertible notes payable, and/or strategic partnerships. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of May 20, 2019, there were no pending or threatened lawsuits.

Franchise Agreement

The Company has a franchise agreement effective February 19, 2014 expiring in February 2024, with a right to renew for an additional 5 years to operate stores and websites in the Company’s exclusive territory. The Company is obligated to pay 5% of gross revenue for use of systems and manuals.

During the three months ended March 31, 2019 and 2018, the Company paid $4,151 and $5,216 for the franchise agreement.

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Uniform Supply Agreement

The Company has an agreement to be the exclusive provider of school uniforms and logos for a charter school. The Company is obligated to provide a 3% donation to the charter school for each school year. The agreement is for each school year ending through May 31, 2019.

During the three months ended March 31, 2019 and 2018, the Company paid $0 and $22,440 for the uniform supply agreement, respectively.

NOTE 5 – FIXED ASSETS AND FINANCE LEASE RIGHT OF USE ASSETS

Fixed assets and finance lease right of use assets, stated at cost, less accumulated depreciation at March 31, 2019 and December 31, 2018 consisted of the following:

	March 31, 2019	December 31, 2018
Equipment	$368,869	$353,539
Furniture and fixtures	10,489	25,819
Autos and trucks	65,680	65,680
Less: accumulated depreciation	(233,308)	(221,489)
Property and equipment, net	$211,730	$223,549

Depreciation expense for the three months ended March 31, 2019 and 2018 was $11,819 and $8,389, respectively.

NOTE 6 – NOTE PAYABLE

As of March 31, 2019, and December 31, 2018, the Company has a note payable balance of $9,234 and $10,588, respectively. On April 1, 2018, the Company assumed a note payable in connection with the reverse acquisition. The loan is for $34,628 including finance charges and is secured by a vehicle. The Company will make 84 payments of $412 during the term of the loan. The loan term ends on March 10, 2021. The current portion of the loan is $4,534.

NOTE 7 – CONVERTIBLE NOTE PAYABLE

On April 1, 2018, the Company assumed a convertible promissory note in connection with the reverse acquisition. The funding was in tranches whereby the Company assumed the first tranche of $48,697. The Company received the remaining tranches totaling $57,395 during the year ended December 31, 2018. The Company received total funding of $106,092 as of December 31, 2018. The note had fees of $53,046 which were recorded as a discount to the convertible promissory note and are being amortized over the life of the loan using the effective interest method. The Company recorded interest expense of $25,849 during the three months ended March 31, 2019.

The note balance was $106,092 as of March 31, 2019.

Derivative liabilities

The conversion features embedded in the convertible notes were evaluated to determine if such conversion feature should be bifurcated from its host instrument and accounted for as a freestanding derivative. In the convertible notes with variable conversion terms, the conversion feature was accounted for as a derivative liability. The derivatives associated with the term convertible notes wert recognized as a discount to the debt instrument and the discount is amortized over the expected life of the notes with any excess of the derivative value over the note payable value recognized as additional interest expense at the issuance date.

The derivative liability was calculated using the Black-Scholes method over the expected terms of the convertible debt, with a risk-free rate of 2.40% and volatility of 100% as of March 31, 2019. Included in Derivative Income in the accompanying unaudited consolidated statements of operations is expense arising from the change in fair value of the derivatives of $12,452 during the three months ended March 31, 2019.

The note is convertible into common stock at a price of 35% of the lowest three trading prices during the ten days prior to conversion.

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NOTE 8 – FINANCE LEASES

On November 17, 2016, the Company obtained one finance lease. Payments are $2,668 per month for three years and the amount of the finance lease obligation has been reduced to $18,678 at March 31, 2019.

NOTE 9 – ACCRUED EXPENSES

The Company had total accrued expenses of $362,450 and $492,117 as of March 31, 2019 and December 31, 2018. See breakdown below of accrued expenses as follows:

	March 31, 2019	December 31, 2018
Credit cards payable	$171,185	$197,153
Accrued stock compensation	-	131,250
Accrued officer salary	115,000	85,000
Accrued interest	53,046	43,745
Other accrued expenses	23,219	34,969
	$362,450	$492,117

NOTE 10 – RELATED PARTY TRANSACTIONS

The majority shareholder, director and officer, is the owner of M & M Real Estate, Inc. (“M & M”). M & M leases the Haltom City, Texas facility to the Company. The monthly lease payment is currently $6,500. The Company incurred lease expense of $19,500 and $19,500, respectively, to M & M for the three months ended March 31, 2019 and 2018, respectively.

The Company has accounts payable to M&M of $31,946 and $50,401 as of March 31, 2019 and December 31, 2018, respectively. The accounts payable is for unpaid lease obligations and products the Company purchased from M&M during the three months ended March 31, 2019 and 2018, respectively. The Company purchased approximately $11,425 and $1,919, respectively. M&M marks up their sales to JRP by 10%.

The Company has been provided office space by its chief executive officer, Ardell Mees, at no cost. Management has determined that such cost is nominal and did not recognize the rent expense in its financial statements.

As of March 31, 2019, the Company owes Ardell Mees, CEO $53,400 from expenses assumed in connection with the reverse acquisition.

Employment and Consulting Agreements

In April 2018, the Company executed a two-year employment agreement with Ardell D. Mees, the Company’s Chief Executive Officer and Chief Financial Officer. As compensation for services, Mr. Mees is to receive an annual base salary of $60,000. The amount payable to Mr. Mees at March 31, 2019 and December 31, 2018 was $57,500 and $42,500 respectively.

In April 2018, the Company executed a two-year employment agreement with Marc Johnson, the Company’s Chief Operating Officer. As compensation for services, Mr. Johnson is to receive an annual base salary of $60,000. The amount payable to Mr. Johnson at March 31, 2019 and December 31, 2018 was $57,500 and $42,500 respectively.

On May 1, 2018, the Company entered into a consulting agreement for financial services and business development for a term of one year and agreed to issue 2,250,000 common shares earned on a monthly basis to an officer’s family member. On January 9, 2019, the Company issued the shares of common stock. The Company incurred stock compensation expense of $56,250 for the three months ended March 31, 2019 and $0 as of March 31, 2018. In connection with the issuance of the common stock, the Company has a prepaid expense of $37,500 as of March 31, 2019 and $0 as of March 31, 2018.

On February 28, 2019, the Company entered into a consulting agreement for financial services and business development for a term of six months and issued 1,500,000 common shares earned on a monthly basis. On February 28, 2019, the Company issued the shares of common stock. The Company incurred stock compensation expense of $50,000 for the three months ended March 31, 2019 and $0 as of March 31, 2018. In connection with the issuance of the common stock, the Company has a prepaid expense of $100,000 as of March 31, 2019 and $- as of March 31, 2018.

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NOTE 11 – STOCKHOLDERS’ EQUITY

Our Articles of Incorporation authorize the issuance of 800,000,000 shares of common stock and 80,000,000 shares of preferred stock with $0.001 par values per share. There were 131,770,000 and 128,020,000 outstanding shares of common stock at March 31, 2019 and December 31, 2018, respectively. There were 2,000,000 outstanding shares of preferred stock as of March 31, 2019 and December 31, 2018, respectively. Each share of preferred stock has 100 votes per share and is convertible into 10 shares of common stock. The preferred stock pays dividends equal with common stock and has preferential liquidation rights to common stockholders.

On May 1, 2018, the Company entered into a consulting agreement for 1 year and agreed to issue 2,250,000 common shares vesting on a monthly basis. On January 9, 2019, the Company issued the shares of common stock.

On January 28, 2019, the Company entered into a consulting agreement for 6 months and agreed to issue 1,500,000 common shares vesting on a monthly basis. On February 28, 2019, the Company issued the shares of common stock.

NOTE 12 – CONCENTRATION OF CUSTOMER

Concentration of Revenue

For the three months ended March 31, 2019 and 2018, one customer made up 38% and 39% of revenues, respectively. No customers accounted for more than 10% of accounts receivable as of March 31, 2019 or 2018.

NOTE 13 – LEASE LIABILITY

Finance Leases

Finance leases are included in finance lease right-of-use lease assets and finance lease liability current and long-term debt on the consolidated balance sheets. The associated amortization expense and interest expense are included in depreciation and amortization and interest expense, respectively, on the consolidated income statements.

Operating Leases

The Company leases office space. Leases with an initial term of 12 months or less are not recorded on the balance sheet. Leases with initial terms in excess of 12 months are recorded as operating or financing leases in our consolidated balance sheet. Lease expense is recognized on a straight-line basis over the term of the lease. For leases beginning in 2018 and later, the Company accounts for lease components separately from the non-lease components. Most leases include one or more options to renew. The exercise of the lease renewal options is at the sole discretion of the Company. The depreciable life of the assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise.

The Company leases approximately 18,000 square feet of space in Haltom City, Texas, pursuant to a lease that will expire on June 1, 2020. This facility serves as our corporate headquarters, manufacturing facility and showroom. The lease is with M & M Real Estate, Inc. (“M & M”), a company owned solely by our majority shareholder and director of the Company. Additionally, the Company has approximately 6,000 square feet of space in Arlington, Texas which serves as an academic showroom, pursuant to a lease that will expire on June 1, 2020.

The Company has approximately 6,000 square feet of space in Arlington, Texas which serves as an academic showroom, pursuant to a lease that will expire on June 1, 2020

As of March 31, 2019, the operating lease right-of-use assets and operating lease liabilities were $164,838, respectively. The long-term portion of the operating lease liabilities, $24,319, is included in long-term debt. Operating lease expense during the three-months ended March 31, 2019 was $43,967 and was included as part of operating expenses.

As of March 31, 2019, the weighted-average remaining lease term for operating leases was 1.2 years. As of March 31, 2019, the weighted-average discount rate for operating leases was 6.5%.

Operating lease future minimum payments together with their present values as of March 31, 2019 are summarized as follows:

	Facilities	Related Party	Total
2019	$69,096	$78,000	$147,096
2020	11,516	13,000	24,516
Total lease payments	80,612	91,000	171,612
Less: interest	(3,182)	(3,592)	(6,774)
Present value of lease liabilities	77,430	87,408	164,838
Current-portion operating lease liability	66,007	74,512	140,519
Long-term portion operating lease liability	$11,423	$12,896	$24,319

NOTE 14 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission. The Company has determined that there are no other such events that warrant disclosure or recognition in the financial statements, except as stated herein.

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EXHIBITS INDEX

Exhibit Number	Description
3.1	Articles of Incorporation (incorporated by reference to our Registration Statement on Form S-1, filed on October 8, 2013).
3.2	Bylaws (incorporated by reference to our Registration Statement on Form S-1, filed on October 8, 2013).
10.1	Acquisition Agreement between ADM Endeavors, Inc. and Just Right Products, Inc., dated April 19, 2018, with an effective date of April 1, 2018 (incorporated by reference to our Form 8-K filed on April 25, 2018).

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ADM Endeavors, Inc.
(Registrant)

Date:	July 8, 2019	By:	/s/ Ardell Mees
Ardell Mees

(Signature)*

*Print name and title of the signing officer under his signature.

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GENERAL INSTRUCTIONS

A.	Rule as to Use of Form 10.

Form 10 shall be used for registration pursuant to Section 12(g) of the Securities Exchange Act of 1934 of classes of securities of issuers for which no other form is prescribed.

B.	Application of General Rules and Regulations.

(a)	The General Rules and Regulations under the Act contain certain general requirements which are applicable to registration on any form. These general requirements should be carefully read and observed in the preparation and filing of registration statements on this form.

(b)	Particular attention is directed to Regulation 12B [17 CFR 240.12b-1 - 240.12b-36] which contains general requirements regarding matters such as the kind and size of paper to be used, the legibility of the registration statement, the information to be given whenever the title of securities is required to be stated, and the filing of the registration statement. The definitions contained in Rule 12b-2 [17 CFR 240.12b-2] should be especially noted.

C.	Preparation of Registration Statement.

(a)	This form is not to be used as a blank form to be filled in, but only as a guide in the preparation of the registration statement on paper meeting the requirements of Rule 12b-12 [17 CFR 240.12b-12]. The registration statement shall contain the item numbers and captions, but the text of the items may be omitted. The answers to the items shall be prepared in the manner specified in Rule 12b-13 [17 CFR 240.12b-13].

(b)	Unless otherwise stated, the information required shall be given as of a date reasonably close to the date of filing the registration statement.

(c)	Attention is directed to Rule 12b-20 [17 CFR 240.12b-20] which states: “In addition to the information expressly required to be included in a statement or report, there shall be added such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

D.	Signature and Filing of Registration Statement.

Three complete copies of the registration statement, including financial statements, exhibits and all other papers and documents filed as a part thereof, and five additional copies which need not include exhibits, shall be filed with the Commission. At least one complete copy of the registration statement, including financial statements, exhibits and all other papers and documents filed as a part thereof, shall be filed with each exchange on which any class of securities is to be registered. At least one complete copy of the registration statement filed with the Commission and one such copy filed with each exchange shall be manually signed. Copies not manually signed shall bear typed or printed signatures.

E.	Omission of Information Regarding Foreign Subsidiaries.

Information required by any item or other requirement of this form with respect to any foreign subsidiary may be omitted to the extent that the required disclosure would be detrimental to the registrant. However, financial statements, otherwise required, shall not be omitted pursuant to this instruction. Where information is omitted pursuant to this instruction, a statement shall be made that such information has been omitted and the names of the subsidiaries involved shall be separately furnished to the Commission. The Commission may, in its discretion, call for justification that the required disclosure would be detrimental.

F.	Incorporation by Reference.

Attention is directed to Rule 12b-23 [17 CFR 240.12b-23] which provides for the incorporation by reference of information contained in certain documents in answer or partial answer to any item of a registration statement.

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